Exhibit 99.1

American Spectrum Realty Reports First Quarter Results

HOUSTON--(BUSINESS WIRE)--American Spectrum Realty, Inc. (“the Company”) (AMEX:AQQ), a real estate investment and management company whose headquarters are located in Houston, Texas, announced today its results for the first quarter ended March 31, 2008.

Rental revenue for the three months ended March 31, 2008 increased $1,080,000, or 15.0%, in comparison to the three months ended March 31, 2007. This increase was primarily attributable to $604,000 in revenue generated from two retail properties and one multi-tenant industrial park acquired during the second quarter 2007. Greater revenues from properties owned for the full three months ended March 31, 2008 and March 31, 2007 accounted for the remaining increase of $476,000. The increase in revenues from the properties owned for the full three months ended March 31, 2008 and March 31, 2007 was primarily due to an increase in rental rates and a reduction in rent concessions. The increase was also attributable to higher common area maintenance fee revenue and lease termination revenue. The increase in revenue was partially offset by a decrease in weighted average occupancy of properties held for investment, which decreased from 91% at March 31, 2007 to 85% at March 31, 2008. The decrease in occupancy was due, in part, to the three value-added properties acquired in 2007. Rental revenue from the acquired properties has been included in the Company’s results since their respective dates of acquisition.

The Company’s net loss for the three months ended March 31, 2008 was $697,000, or $0.51 per share, compared to a net loss of $1,137,000, or $0.83 per share, for the three months ended March 31, 2007. The net loss for 2008 included income from discontinued operations of $631,000 attributable to the Company’s sale of Columbia, a non-core property located in South Carolina.

American Spectrum Realty, Inc. is a real estate investment and management company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of multi-tenant value-added property investments in California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
REVENUES: Rental revenue	$8,259	$7,179
Interest and other income	90	37
Total revenues	8,349	7,216

EXPENSES:
Property operating expense	3,523	2,989
General and administrative	856	727
Depreciation and amortization	3,238	2,944
Interest expense	3,105	2,558
Total expenses	10,722	9,218

Net loss from continuing operations before deferred income tax benefit and minority interest	(2,373)	(2,002)

Deferred income tax benefit	848	692

Net loss from continuing operations before minority interest	(1,525)	(1,310)

Minority interest (share from continuing operations)	197	174

Net loss from continuing operations	(1,328)	(1,136)

Discontinued operations:
Gain (loss) from discontinued operations	5	(1)
Gain on sale of discontinued operations	1,141	-
Income tax expense	(421)	-
Minority interest	(94)	-
Income (loss) from discontinued operations	631	(1)

Net loss	$(697)	$(1,137)

Basic and diluted per share data:
Net loss from continuing operations	$(0.97)	$(0.83)
Income from discontinued operations	0.46	-
Net loss	$(0.51)	$(0.83)

Basic and diluted weighted average shares used	1,375,131	1,376,804

CONTACT:
American Spectrum Realty, Inc., Houston
William J. Carden, 713-706-6200
Chairman, President and CEO